                                                                                    NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061                                                                                 Phone: 913-647-0158                                                                       Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Margins grow to 37% and net income improves

Olathe, Kansas (September 8, 2014) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced its financial results for the first quarter ended July 31, 2014.

Revenues for the quarter were $6,670,000, a slight decrease of 1%, or $104,000, from $6,774,000 in the first quarter of fiscal 2014.

Operating income for the quarter was $461,000, an improvement of $8,000, compared to a operating income of $453,000 for the same quarter in the prior year.

Net income was $273,000, or $0.07 per diluted share, for the quarter ended July 31, 2014.  For the quarter ended July 31, 2013, the Company also reported net income per diluted share of $0.07, or $264,000.

Proprietary product and service revenues were $2,365,000 for the quarter ended July 31, 2014, a decrease of 4%, or $101,000.  Sales of wireless remote monitoring solutions increased slightly by approximately 1%, or $15,000, from the comparable period of the prior fiscal year.  Revenues were comparable to the prior year period due to stable demand for our M2M products and services which included an increase in new customer orders received and shipped and a decrease in shipments to existing customers due to a buildup of Elecsys products in their inventory awaiting field installation.  Recurring data management services revenue increased 27% during the period and continues to grow as a function of the growing population of monitoring units deployed in the field.  The Company's industrial data communication solutions reported an increase in revenues of 22% from the comparable period of the prior fiscal year.  This increase resulted from continued pursuit of new customers and new applications for our Director series products and our new RediLink solution.  The Company's mobile data acquisition solutions, primarily encompassing Radix handheld computers, reported a revenue decrease of approximately $169,000 from the same quarter in the prior fiscal year primarily as a result of a decrease in orders from a specific domestic customer and a decrease in shipments to one of our largest international customers.

Sales for the Company's OEM business segment totaled approximately $4,305,000 and were virtually unchanged from revenues of $4,308,000 in the comparable period of the prior fiscal year.  OEM sales volumes were stable due to continued positive relationships with existing customers as well as the expected seasonality of our customers' businesses and their current inventory levels.

The Company anticipates that revenues from its proprietary products will moderately increase over the next few quarters compared to the equivalent periods of the prior year as a result of new products in development and investments in sales and marketing to reach new customers and markets.  The Company also believes that OEM business segment revenues will grow modestly as a result of its focus on potential new customers that could benefit from the Company's proprietary M2M technologies.

On July 31, 2014, total backlog scheduled for delivery over the subsequent twelve months was approximately $7,886,000, a decrease of $866,000 from a total backlog of $8,752,000 on April 30, 2014.

Gross margin for the three-month period ended July 31, 2014 was approximately 37%, or $2,448,000, relative to 33%, or $2,208,000 for the quarter ended July 31, 2013.  The increase in both gross margin dollars and percentage was the result of the product mix within each business segment and increased production efficiencies.

Total selling, general and administrative expenses were approximately $1,987,000 during the three-month period ended July 31, 2014, an increase of $232,000 from $1,755,000 in the comparable period of the prior fiscal year.  Research and development costs increased $103,000 and were primarily driven by higher engineering personnel expenses resulting from increased investment in engineering resources and continued focus on new product development and design.  Selling and marketing expenses grew $111,000 due to increased investment in the number of sales and marketing personnel to expand the Company's products into new markets and new customers.  General and administrative expenses increased slightly as compared to the prior year primarily due to growth of corporate expenses, including professional fees and public company related costs.

Karl B. Gemperli, Chief Executive Officer, remarked, "Although revenue and earnings were stable relative to last year, Elecsys demonstrated solid performance during the quarter as we enhanced our gross margins and delivered another profitable quarter.  Most importantly, we have continued to invest in the growth of our business.  Our innovative solutions and technical capabilities are vital to our sustained future growth and we continued to make substantial investments in research and development to expand the range of M2M solutions we offer to our targeted industries.  We are encouraged by the strong market response to our recently introduced solutions, such as the RediLink and SentraLink products, and with additional products currently in development combined with our investment in several long-term strategic initiatives, we anticipate the growth of our proprietary M2M solutions to accelerate."

Gemperli continued, "In conjunction with new product and technology investment, our continuing business development initiatives are focused on both expanding applications for our products into new industry segments and increasing our business in markets with attractive new business potential.  Although the global economic environment is difficult to predict and uncertainties still abound, especially now in the Middle East, we remain focused on growing Elecsys and expect positive trends in both revenues and net income as we progress through fiscal 2015."

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company's primary markets include energy production and distribution, agriculture, water management, transportation, and safety systems.  Elecsys products and services encompass remote monitoring, industrial data communication, mobile data acquisition, and wireless communication technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary M2M technology and products for multiple markets under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for multiple original equipment manufacturers in a variety of industries.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Such forward-looking comments include, but are not limited to, comments about future financial and operating expectations and other statements that are not historical. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2014. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:                                               Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,
	2014	2013
Revenues	$6,670	$6,774
Cost of revenues	4,222	4,566
Gross margin	2,448	2,208

Selling, general and administrative expenses:
Research and development expense	529	426
Selling and marketing expense	619	508
General and administrative expense	839	821
Total selling, general and administrative expenses	1,987	1,755

Operating income	461	453

Financial income (expense):
Interest expense	(13)	(15)
	(13)	(15)

Net income before income taxes	448	438

Income tax expense	175	174

Net income	$273	$264

Net income per share information:
Basic	$0.07	$0.07
Diluted	$0.07	$0.07

Weighted average common shares outstanding:
Basic	3,824	3,894
Diluted	3,963	3,944

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	July 31, 2014	April 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$2,344	$1,398
Accounts receivable, net	2,415	3,782
Inventories, net	7,382	7,544
Other current assets	926	865
Total current assets	13,067	13,589

Property and equipment, net	5,420	5,447

Goodwill	1,942	1,942
Intangible assets, net	1,432	1,483
Other assets, net	42	43
Total assets	$21,903	$22,504

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$993	$1,044
Accrued expenses	1,264	2,114
Income taxes payable	--	11
Current maturities of long-term debt	190	189
Total current liabilities	2,447	3,358

Deferred taxes	755	755
Long-term debt, less current maturities	2,382	2,430

Stockholders' equity:
Common stock	40	40
Additional paid-in capital	11,782	11,697
Treasury stock	(985)	(985)
Retained earnings	5,482	5,209
Total stockholders' equity	16,319	15,961
Total liabilities and stockholders' equity	$21,903	$22,504